UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 30, 2015

ENERGIZER HOLDINGS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employee Identification Number)

533 Maryville University Drive

St. Louis, Missouri 63141

(Address of Principal Executive Offices, Including Zip Code)

(314) 985-2000

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Replacement of Credit Facility

On June 30, 2015, in connection with the consummation of the previously announced spin-off of the Household Products business of Energizer Holdings, Inc. (the “Company”) to the Company’s shareholders (the “Spin-Off”), the Company terminated its Amended and Restated Revolving Credit Agreement dated as of May 6, 2011 among the Company, JPMorgan Chase Bank, N.A., in its capacity as administrative agent, and the institutions from time to time parties thereto as lenders, syndication agents and documentation agents (the “Prior Credit Facility”). The Company terminated the Prior Credit Facility because it has been replaced with the new Credit Agreement, dated June 1, 2015, by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the institutions from time to time parties thereto as lenders and syndication agents pursuant to which the Company may borrow up to $600 million under a senior unsecured revolving loan (the “Credit Facility”). A description of the Credit Facility was previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2015, as discussed under Item 2.03 below. No early termination penalties were incurred by the Company in connection with the termination of the Prior Credit Facility.

Termination of Bridge Facility

On June 30, 2015, in connection with the consummation of the Spin-Off, the Company terminated its Term Loan Credit Agreement dated as of April 29, 2015 by and among the Company, as borrower, Citibank, N.A., as administrative agent, and the institutions from time to time parties thereto as lenders and syndication agents (the “Bridge Facility”). A description of the Bridge Facility was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2015. The Company repaid $1.0 billion of loans outstanding under the Bridge Facility, together with accrued interest thereon, from cash proceeds of $1.0 billion received from New Energizer (as defined below) in connection with Spin-Off and from cash on hand. No early termination penalties were incurred by the Company in connection with the termination of the Bridge Facility.

Certain of the parties to the Prior Credit Facility, the Credit Facility and the Bridge Facility or their affiliates have or may have had various relationships with us and our subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking and letters of credit, for which the parties or their affiliates receive customary fees and, in some cases, out-of-pocket expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

A description of the new Credit Facility was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2015 under Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant—Energizer Revolving Facility, which description is incorporated by reference herein. On June 30, 2015, the conditions to the obligations of the lenders thereunder to fund their commitments were satisfied in connection with the completion of the Spin-Off.

On June 30, 2015, pursuant to the escrow arrangements previously reported in the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2015, a new senior secured revolving credit facility and a senior secured term loan B facility of Energizer SpinCo, Inc. (to be renamed Energizer Holdings, Inc., referred to herein as “New Energizer”) became effective and New Energizer drew down the $400 million term loan facility resulting in proceeds of $399 million net of original issue discount. In addition, approximately $604 million related to the issuance of 5.500% senior notes due 2025 by New Energizer (consisting of the proceeds of the offering, plus approximately $11.5 million that was deposited in escrow representing the discount to initial purchasers and interest accruing on the notes through July 16, 2015) were released from the escrow arrangements previously reported therein. A description of such escrow arrangements and the related credit facilities and senior notes was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2015 under Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant “—New Energizer Escrow Agreement;” “—New Energizer Senior Credit Facilities;” and “—New Energizer 5.500% Senior Notes Due 2025,” which description is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of June 30, 2015, by and among Energizer SpinCo, Inc., each lender from time to time party hereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:	/s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: June 30, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of June 30, 2015, by and among Energizer SpinCo, Inc., each lender from time to time party hereto, and JPMorgan Chase Bank, N.A., as administrative agent.